Exhibit 2

SUBSCRIPTION FORM

Company (Issuing Company) AZUL S/A		CNPJ 09.305.994/0001-29
Code / Name of shareholder		CNPJ/ CPF NO.
Issue price per share: R$ 0.06		General Assembly/RC/RD
Shares Owned	Quantity to be subscribed	Total amount payable
Subscription in surplus (sobras) period □ Yes □ No	Form of Payment □ Cash on delivery □ Payment via the company

Optional Completion: In view of the possibility of partial confirmation (homologação) of the approved share capital increase, the subscription exercised by me through this Subscription Form is subject to the following condition: (choose only one option between items A or B).
□	(A)
The minimum amount of the capital increase may not be less than the relevant limit approved by the company. If the relevant threshold is not reached, all subscribed shares will be canceled and the corresponding amount returned.

□	(B)		Subscription of the minimum amount of the approved capital increase, in this case:
	□	(i)	I wish to receive all the shares subscribed:
	□	(ii)
I wish to receive the minimum number necessary to maintain my pro rata ownership interest in the company's share capital. In this case, the subscription for the remaining shares will be canceled and the balance corresponding to the portion of the cancelled subscription will be returned.

Below are the details for crediting the excess subscription amount, as a result of having indicated one of the above conditions
Bank	Agency	Account

In the absence of any indication to the contrary, the total subscription request will be considered.

I DECLARE FOR ALL PURPOSES THAT I AGREE WITH THE GENERAL CONDITIONS EXPRESSED IN THIS SUBSCRIPTION FORM

_________________________________________ Place and Date	_________________________________________ Shareholder Signature